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                                   EXHIBIT 11

                      COMPUTATION OF NET INCOME PER SHARE
              IN ACCORDANCE WITH INTERPRETIVE RELEASE NO. 34-9083
                    (In thousands, except per-share amounts)


                                                                          Three Months                    Nine Months
                                                                              Ended                          Ended
                                                                      ----------------------        -----------------------
                                                                      Apr 30,         May 1,        Apr 30,         May 1,
                                                                       1995            1994           1995           1994
                                                                      -------         ------        -------        --------
PRIMARY EARNINGS PER SHARE                                                                 (Unaudited)
Actual weighted average common shares
  outstanding for the period                                          269,590        256,295        266,424         253,901

Weighted average shares assuming exercise of
  employee stock options using average
  market price                                                          9,282          9,831          9,295          11,119
                                                                     --------       --------       --------        --------

Shares used in per-share calculations                                 278,872        266,126        275,719         265,020
                                                                     ========       ========       ========        ========
Net income applicable to primary income per
  share                                                              $125,030       $ 84,344       $277,285        $225,301
                                                                     ========       ========       ========        ========

Net income per share based on SEC Interpretive                       $    .45       $    .32       $   1.01        $    .85
  Release No. 34-9083                                                ========       ========       ========        ========



FULLY DILUTED EARNINGS PER SHARE

Actual weighted average common shares
  outstanding for the period                                          269,590        256,295        266,424         253,901

Weighted average shares assuming exercise of
  employee stock options using the greater of
  ending or average market price                                        9,841          9,831          9,807          11,284
                                                                     --------       --------       --------        --------

Shares used in per-share calculations                                 279,431        266,126        276,231         265,185
                                                                     ========       ========       ========        ========
Net income applicable to fully diluted income
  per share                                                          $125,030       $ 84,344       $277,285        $225,301
                                                                     ========       ========       ========        ========

Net income per share based on SEC Interpretive
  Release No. 34-9083                                                $    .45       $    .32       $   1.00        $    .85
                                                                     ========       ========       ========        ========

These calculations are submitted in accordance with Securities Exchange Act of 1934 Release No. 34-9083





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